EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Del Electronics Corp. on Form S-3 of our report dated November 7, 1994, appearing in the Annual Report on Form 10-K of Del Electronics Corp. for the year ended July 30, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.







DELOITTE & TOUCHE LLP
New York, New York



July 10, 1995